Exhibit 10.45
EXECUTION COPY

December 8, 2010

Flagstone Reinsurance Holdings, S.A.
37 Val St. Andre
L 1128
Luxembourg

Re:  Share and Warrant Purchase Agreement

This Letter Agreement (this “Agreement”) is among Limestone Business Limited, a limited company organized under the laws of the British Virgin Islands (“Limestone”), Haverford (Bermuda) Limited, a company organized under the laws of the Islands of Bermuda (“Haverford”), Mark J. Byrne of Roughill, 6 Long Lane, Hamilton Parish, Bermuda (“Byrne”), and Flagstone Reinsurance Holdings, S.A., a company organized under the laws of Luxembourg (“Holdings”).

Reference is made to the Share and Warrant Purchase Agreement dated as of December 8, 2010 (the “Purchase Agreement”), among Limestone, Haverford, Byrne and Flagstone (Bermuda) Holdings Limited, a company organized under the laws of the Islands of Bermuda (the “Company”).  Terms used but not defined herein shall have the meanings assigned thereto in the Purchase Agreement.

The parties hereto agree, in consideration for the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, as follows:

1.        Standstill. From the date of this Agreement until the third anniversary of the Closing Date (the “Restricted Period”), none of Limestone, Haverford, Byrne will, nor will any of them permit any of their respective affiliates to, and Byrne will not permit his spouse or children to, in any manner, directly or indirectly, (a) acquire, offer to acquire, agree to acquire or make any proposal to acquire, by purchase or otherwise, or become directly or indirectly the beneficial owner of, any securities, or direct or indirect rights to acquire any securities, of Holdings or any subsidiary of Holdings or of any successor to or person in control of Holdings, or any cash settled call options or other derivative securities or contracts or instruments in any way related to the price of shares of common stock of Holdings, or any assets or property of Holdings or any subsidiary of Holdings or of any such successor or controlling person; (b) make or in any way participate in any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to voting of, any voting securities of Holdings or any of its subsidiaries with respect to any matter, or call or seek to call a meeting of Holdings’ stockholders or initiate any stockholder proposal for action by Holdings’ stockholders, or make a request for a list of Holdings’ shareholders, or seek election to or to place a representative on the board of directors of Holdings or seek the removal of any director from the board of directors of Holdings; (c) make any announcement with respect to, or solicit or submit a proposal for, or offer of (with or without conditions) any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization, purchase or license of a material portion of the assets and properties of or other similar extraordinary transaction involving Holdings or any of its securities or subsidiaries; (d) form, join or in any way participate in a “partnership, limited partnership, syndicate or other group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to any securities of Holdings or any of its subsidiaries or otherwise in connection with any of the foregoing; (e) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of Holdings or any of its subsidiaries; (f) take any action that could reasonably be expected to require Holdings to make a public announcement regarding any of the events described in this paragraph; (g) request Holdings or any of its subsidiaries, officers, directors, employees or affiliates, directly or indirectly, to amend or waive any provision of this paragraph; (h) to contest the validity of this agreement or seek a release of the restrictions contained herein (whether by legal action or otherwise); (i) disclose (including without limitation the filing of any document or report with the Securities and Exchange Commission or any other governmental agency) any intention, plan or arrangement inconsistent with any of the foregoing; or (j) have any discussions or negotiations regarding or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, assist, encourage or direct any person to do, or to advise, assist, encourage or direct, any other person to do, any of the foregoing, or make any investment in any other person that engages, or offers or proposes to engage, in any of the foregoing, other than a passive investment below 5% of the total equity and voting power of such person made without knowledge that such person engages, or offers or proposes to engage, in any of the foregoing.  During the Restricted Period, Limestone, Haverford and Byrne shall promptly advise Holdings of any inquiry or proposal made to any of them, with a proposed price, with respect to any of the foregoing.  Notwithstanding any of the foregoing provisions of this Section 1, none of Limestone, Haverford or Byrne shall be prohibited from acquiring, either directly or indirectly, any securities of Holdings so long as the aggregate amount of Holdings’ securities held collectively by Limestone, Haverford, Byrne and his spouse and children, any of their affiliates and any other member of any “partnership, limited partnership, syndicate or other group” (as defined in Section 13(d)(3) of the Exchange Act) to which any of Limestone, Haverford or Byrne belongs, is less than 5% of the outstanding amount of any class or series of Holdings’ securities including, if applicable, on an “as converted” basis.

2.        Resignation.  Byrne hereby resigns, effective upon the Closing, as a member of the Board of Directors of Holdings.

3.        Indemnification; D&O Insurance.  Byrne will continue to be indemnified for Byrne’s actions taken while an employee or director of Holdings to the same extent as other former employees and directors of Holdings under the statuts of Holdings, and Byrne will continue to be covered by the directors’ and officers’ liability insurance policy of Holdings as in effect from time to time to the same extent as other former employees of Holdings, each subject to the requirements of the Law of 10 August 1915 on Commercial Companies of the Grand Duchy of Luxembourg.

4.        Termination.  This Agreement shall automatically terminate upon the termination of the Purchase Agreement in accordance with its terms.

5.        Consent to Jurisdiction.  Each of Holdings, Byrne, Limestone and Haverford irrevocably submit to the non-exclusive jurisdiction of the courts of Bermuda, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.

6.        Governing Law.  This Agreement shall in all respects be interpreted, enforced and governed under the laws of Bermuda without regard to conflicts of laws principles or choice of law provisions that would cause the application of the law of any other jurisdiction.  It is the intention of the parties to this Agreement that the laws of the Bermuda shall govern the validity of this Agreement, the construction of its terms, the interpretation of the rights and duties of the parties, and its enforcement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

LIMESTONE BUSINESS LIMITED,
by Solon Director Limited, as its Director

by /s/ Wyn Hugues

Name: Wyn Hugues
Title:Authorized Signatory

by /s/ Maria Patterson
Name: Maria Patterson
Title:Authorized Signatory

HAVERFORD (BERMUDA) LIMITED,
by /s/ Mark Byrne

Name: Mark Byrne
Title: Director

Mark J. Byrne

Accepted and Agreed:

FLAGSTONE REINSURANCE HOLDINGS, S.A.,
by /s/ William F. Fawcett

Name: William F. Fawcett
Title:Corporate Secretary & General Counsel